Exhibit 99.1

BUSINESS OF YOUNG

Overview

New Young Broadcasting Co., Inc. (“Young”), through its direct subsidiary, Young Broadcasting, LLC, and its other indirect subsidiaries, is the operator of, or service provider to, 13 television stations in 11 geographically diverse markets across the United States, reaching approximately six percent of U.S. television households. Six of the 13 stations are affiliated with ABC, four are affiliated with CBS, one is affiliated with FOX, one is affiliated with NBC, one is affiliated with MyNetworkTV, and two of the stations also have either a CW Plus or MyNetworkTV affiliation for a multicast channel.

Young’s stations are located in markets ranging from Designated Market Areas, which we refer to as “DMA,” 6 to 173, as defined by Nielsen, which ranks DMAs based on the number of TV households. The Young markets are geographically diverse, including San Francisco, California; Nashville and Knoxville, Tennessee; Richmond, Virginia; Albany, New York; Green Bay, Wisconsin; Davenport, Iowa; Sioux Falls and Rapid City, South Dakota; Lansing, Michigan; and Lafayette, Louisiana.

Many of Young’s stations feature award-winning local news franchises, allowing Young to gain a competitive advantage with advertisers in their markets. This local focus has led to long-standing number one and number two news rankings in six of Young’s markets. Young also complements its news franchises with local websites.

Television Stations

The following table sets forth general information based on Nielsen data as of June 2013 for each of Young’s stations:

Market	DMA Rank (1)	Station	Channel	Network Affiliation	Commercial Stations in DMA (2)	Year Acquired
San Francisco, CA	6	KRON	38	MNT	14	2000

Nashville, TN	29	WKRN	27	ABC	7	1989

Richmond, VA	57	WRIC	22	ABC	5	1994

Albany, NY	58	WTEN	26	ABC	6	1989

		WXXA	7	FOX		2012 (3)

Knoxville, TN	61	WATE	26	ABC	7	1994

Green Bay, WI	69	WBAY	23	ABC	6	1994

Davenport, IA	99	KWQC	36	NBC	5	1996

Sioux Falls, SD	112	KELO	11	CBS	5	1996

Lansing, MI	115	WLNS	36	CBS	5	1986

		WLAJ	51	ABC		2013 (4)

Lafayette, LA	124	KLFY	10	CBS	3	1988

Rapid City, SD	173	KCLO	16	CBS	4	1996

________________________________

(1)	Refers to the size of the television market or DMA, as defined by Nielsen.

(2)

Represents the number of television stations (“reportable stations”) designated by Nielsen as “local” to the DMA, excluding public television stations and stations which do not meet minimum Nielsen reporting standards (weekly cumulative audience of less than 2.5%) for reporting in the Sunday through Saturday, 7:00 a.m. to 1:00 a.m. period. Does not include national cable channels. The number of reportable stations may change for each reporting period.

(3)

Young entered into a joint sales agreement and a shared services agreement with WXXA-TV effective December 13, 2012 to provide certain non-programming related sales, operational and administrative services to WXXA-TV. See “Young Management’s Discussion & Analysis of Financial Condition and Results of Operations – Overview of Young's Business” for further discussion.

(4)

On March 1, 2013, Young entered into a joint sales agreement and shared services agreement with WLAJ-TV LLC to provide certain non-programming related sales, operational and administrative services to WLAJ. In connection with this transaction, Young purchased certain non-license assets of WLAJ from WLAJ-TV LLC. See “Young Management’s Discussion & Analysis of Financial Condition and Results of Operations – Overview of Young's Business” for further discussion.

Principal Sources of Revenue

Advertising revenues. The principal source of revenue for Young’s stations is derived from the sale of local, regional and national advertising. Generally, each station determines the national and local advertising rates for each spot sold by Young, and the relevant station receives all of the revenues, net of agency commissions, for such spot. Advertising rates are based upon a variety of factors, including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station, and the availability of alternative advertising media in the market area. Rates are also determined by a station's overall ratings and share in its market, as well as the station’s ratings and share among particular demographic groups which an advertiser may be targeting. In 2012, 84% of Young’s total revenues were derived from spot advertising.

Retransmission consent revenues. Young also receives retransmission consent revenue from certain satellite and cable providers in return for Young’s consent to retransmit the signals of Young’s television stations. In 2012, approximately 10% of Young’s total revenues were derived from retransmission consent agreements.

Other revenue. Additionally, a small percentage of revenue is derived from commercial production, digital media advertising sales, trade shows and tower space rental income.

Barter arrangements. Young also provides advertising airtime to certain programmers and customers in exchange for programming products or services. In 2012, approximately one percent of Young’s total revenues were derived from barter programming transactions.

Industry

All television stations in the country are grouped by Nielsen, a national audience measuring service, into approximately 211 DMAs that are ranked in size according to various formulae based upon actual or potential audience. Each DMA is determined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station, which we refer to as the station’s “rating,” and of the percentage of the audience actually watching television, which we refer to as the station’s “share.” Nielsen provides such data on the basis of total television households and selected demographic groupings in the market using three methods of determining a station’s ability to attract viewers (diary markets, meter-diary adjusted markets and local people meter markets). In larger DMA, ratings are determined by a combination of meters connected directly to select television sets and weekly diaries of television viewing, while in smaller markets only weekly diaries are used to determine viewing. The San Francisco DMA is a local “people meter” market, and the Nashville, Richmond and Knoxville markets are metered markets. All other Young markets are diary markets.

Whether a station is affiliated with one of the four major networks (ABC, CBS, NBC or FOX) has a significant impact on the composition of the station’s revenue, expenses and operations. A typical network affiliate receives a significant percentage of its programming each day from the network. This programming is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenue. The affiliate retains the revenue from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources. In addition, stations generally pay a network program fee for the right to broadcast network programs. Traditional network programming generally achieves higher audience levels than syndicated programs aired by independent stations.

In acquiring syndicated programming to supplement network programming, network affiliates compete with the other stations in their markets. Local cable systems generally do not compete with local stations for programming, but various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Young is unable to predict what the cost of non-network programming will be in the future.

Competition

Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency.

Audience. Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. A significant percentage of the daily programming on Young's stations is supplied by the network with which each station is affiliated. In those periods, the stations are totally dependent upon the performance of the network programs in attracting viewers. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Non-network time periods are programmed by the station with a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter, or barter only.

Although the commercial television broadcast industry historically has been dominated by the four major broadcast networks (ABC, CBS, NBC and FOX), stations affiliated with other national networks (e.g., The CW, MyNetworkTV and ION Television), independent stations, and other video programming delivery methods, such as cable and satellite systems, have become significant competitors for the television audience. In addition, in recent years, certain cable operators have elected to compete for a share of the local news audience with local cable news channels.

Other sources of competition include home entertainment systems (including DVDs, DVRs and video game devices), video-on-demand and pay-per-view, portable digital devices, and the Internet. In particular, networks may now distribute programming directly to consumers via the Internet and portable digital devices such as smartphones.

Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, applicable to all video delivery systems, reduce the bandwidth required for television signal transmission and have the potential to provide vastly expanded programming to highly targeted audiences. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. The same compression technology, however, enables local television broadcast stations to broadcast multiple digital channels of local television programming. This technology expands the capacity of local television broadcast stations to provide more programming and potentially develop new sources of revenue. Young, however, is unable to predict the effect that any of these or other technological changes in which video programming may be delivered will have on the broadcast television industry or the future results of Young’s operations.

Programming. Competition for programming involves negotiating with national program distributors or syndicators, which sell first-run and rerun packages of programming. The stations compete against in-market broadcast station competitors for exclusive local access to off-network reruns and first-run product in their respective markets. Cable and satellite systems compete with local stations for programming to a lesser extent, and various national cable and satellite networks from time to time have acquired programs that would have otherwise been offered to local television stations. Competition for exclusive news stories and features is also endemic in the television industry.

Advertising. Advertising rates are based upon the size of the market in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces, and development of projects, features and programs that tie advertiser messages to programming. Advertising revenue comprises the primary source of revenue for commercial television stations. Young’s stations compete for such advertising revenue with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, direct mail, the Internet, and cable and satellite systems serving the same market. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in the market does not compete with stations in other market areas.

Young’s television stations are located in highly competitive markets. Young is currently represented by sales teams at Telerep, L.L.C. and Harrington Righter & Parsons, LLC for national sales and WXXA is currently represented by a sales team at Katz Communications, Inc. See “Young Management’s Discussion & Analysis of Financial Condition and Results of Operations” for further discussion.

Young’s Primary Network Affiliation Agreements

Each of Young’s stations is affiliated with its network pursuant to an affiliation agreement. The following chart provides details concerning the primary affiliation of the stations and the dates of expiration of the respective affiliation agreements:

Station	Network Affiliation	Affiliation Agreement Current Expiration Date

WKRN (Nashville, TN)	ABC	August 31, 2015

WTEN (Albany, NY)	ABC	August 31, 2015

WATE (Knoxville, TN)	ABC	August 31, 2015

WRIC (Richmond, VA)	ABC	August 31, 2015

WBAY (Green Bay, WI)	ABC	August 31, 2015

Station	Network Affiliation	Affiliation Agreement Current Expiration Date

WLAJ (Lansing, MI)	ABC	December 31, 2015

KELO (Sioux Falls, SD)	CBS	April 2, 2015

KCLO (Rapid City, SD)	CBS	April 2, 2015

WLNS (Lansing, MI)	CBS	September 30, 2017

KLFY (Lafayette, LA)	CBS	September 30, 2017

WXXA (Albany, NY)	FOX	December 31, 2017

KRON (San Francisco, CA)	MNT	September 30, 2014

KWQC (Davenport, IA)	NBC	January 1, 2015

Young believes that syndicated programming costs are generally lower for network affiliates than for independent television stations and that prime time network programs generally achieve higher ratings than non-network programs. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during such broadcasts. In addition, stations generally pay a network program fee for the right to broadcast network programs.

Under the affiliation agreements, the networks possess, under certain circumstances (such as a transfer of control or adverse changes in signal coverage, operating hours or other mode of operation), the right to terminate the affiliation agreement on prior written notice ranging between 15 and 45 days depending on the affiliation agreement.

Properties

The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station’s studios are generally housed with its offices in downtown or business districts. The transmitter sites and antenna sites are generally located in elevated areas so as to provide maximum market coverage. The following table contains certain information describing the general character of Young’s properties.

Station	Metropolitan Area and Use	Owned or Leased
WKRN	Nashville, TN
	Office and studio	Owned
	Land	Owned
Brentwood, TN
	Transmission tower site	Owned

Station	Metropolitan Area and Use	Owned or Leased
WTEN	Albany, NY
	Office and studio	Owned
	Land	Owned
New Scotland, NY
Transmission tower site
	—Land	Owned
	—Building	Owned
	DTV transmitter site	Leased(1)
Mt. Greylock, Adams, MA
Transmission tower site
	—Land	Leased
	—Building	Owned
WRIC	Richmond, VA
Office and studio
	—Building	Owned
	—Land	Owned
Chesterfield Co., VA
	Transmitter tower facility	Owned
	DTV transmitter site	Lease of space on tower
WATE	Knoxville, TN
	Office and studio	Owned
	Land	Owned
Knox County, TN
	Transmission tower site	Owned
House Mountain, TN
	Prospective tower site	Owned

Station	Metropolitan Area and Use	Owned or Leased
WBAY	Green Bay, WI
	Office and studio	Owned
	Land	Owned
DePere, WI
	Transmission tower site	Owned
Appleton, WI
	Office	Leased
KWQC	Davenport, Iowa
	Office and studio	Owned
	Land	Owned
Bettendorf, Iowa
	Land	Owned
	Building	Owned
	Transmitter tower (structure)	Owned(1)
Orion, Illinois
	DTV transmitter site	Lease of space on tower
KELO	Sioux Falls, SD
	Office and studio	Owned
	Land	Owned
Rowena, SD
	Transmission tower site	Owned(1)
Reliance, SD
	Transmission tower site	Owned
	New transmission tower site	Leased
Rapid City, SD
	Office and studio	Leased
	Transmission tower site	Owned

Station	Metropolitan Area and Use	Owned or Leased
Murdo, SD
	Transmission tower site	Leased
Wall, SD
	Transmission tower site	Leased
	Doppler radar tower	Leased
Beresford, SD
	Transmission tower site	Leased
	Doppler radar tower site	Leased
Diamond Lake, SD
	Transmission tower site	Owned
DeSmet, SD
	Transmission tower site	Owned
Garden City, SD
	Transmission tower site	Owned
	Auxiliary transmission tower site	Owned
Mt. Vernon, SD
	Transmission tower site	Owned
New Underwood, SD
	Transmission tower site	Leased
Huron, SD
	Doppler radar tower site	Leased
Watertown, SD
	Transmission tower site	Lease of space on tower
Aberdeen, SD
	Office and studio	Leased
WLNS	Lansing, Michigan
	Office, studio and transmission tower site	Owned

Station	Metropolitan Area and Use	Owned or Leased
	Land	Owned
Meridian, Michigan
	Transmission tower site	Owned
Watertown, Michigan,
	Doppler Radar tower site	Leased
KLFY	Lafayette, LA
	Office and studio	Owned
	Land	Owned
Maxie, LA
	Transmission tower site	Leased
Acadia Parish, Louisiana
	Transmission tower site	Owned
KRON	San Francisco, CA
	Office and studio	Owned
	Land	Owned
	Transmission tower site	Leased(1)
	Transmitter site	Lease of space on tower
Sonoma County, CA
	Transmitter site	Leases of space on tower
Alameda County, CA
	Transmitter site	Lease of space on tower
Santa Clara County, CA
	Two transmitter sites	Leases of space on tower
Marin County, CA
	Transmitter site	Lease of space on tower
Contra Costa County, CA
	Transmitter site	Lease of space on tower

Station	Metropolitan Area and Use	Owned or Leased
WXXA	Albany, NY
	Office and studio	Owned
	—Land	Owned
Voorheesville, NY
Tower site
	—Land	Owned
	—Building	Owned
New Scotland, NY
	DTV transmitter site	Leased(1)
WLAJ	Lansing, MI
	Office and studio	Owned
	Land	Owned
Onondaga, MI
	Transmitter site	Leased

 _______________________________

(1) Ownership rights are shared by station as part of a joint venture arrangement with unrelated third parties.

Federal Regulation of Television Broadcasting

The ownership, operation and sale of television stations are subject to the jurisdiction of the Federal Communications Commission (the “FCC”), which acts under the authority granted by the Communications Act of 1934, as amended, which we refer to as the “Communications Act.” Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of the Communications Act and its related rules and regulations.

The following is a brief summary of certain provisions of the Communications Act and specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

License Renewals

Television stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. In general, the Communications Act provides for the FCC to grant a renewal application if it finds:

●	that the station has served the public interest, convenience and necessity;

●	that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and

●	that there have been no other violations by the licensee of the Communications Act or rules and regulations of the FCC that, when taken together, would constitute a pattern of misconduct.

Applications for renewal of Young’s stations with the following expiration dates remain pending at the FCC (a station’s authority to operate is automatically extended while a renewal application is on file and under review): October 1, 2012 (one station); August 1, 2013 (two stations); and October 1, 2013 (one station). Although Young has received such renewals and approvals in the past, there can be no assurance that Young will always obtain necessary renewals or that approvals in the future will contain acceptable FCC license conditions.

Ownership Matters

The Communications Act prohibits the assignment or transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the “character” of the licensee and its principals, and compliance with the Communications Act’s limitations on ownership by non-U.S. citizens, non-U.S. entities, or representatives of foreign persons or foreign governments (collectively, aliens). In general, aliens may not own or vote an aggregate interest of greater than 25% in an entity that controls a broadcast licensee.

FCC rules impose limits on the ownership and cross-ownership of interests in television broadcast stations and certain other media, including:

●	the ownership of multiple television stations in the same market;

●	the cross-ownership of television stations and radio broadcast stations in the same market;

●	the ownership of television stations and daily newspapers of general circulation in the same market; and

●	the national ownership of television stations, which precludes a single entity from owning television stations reaching more than 39% of the entire population of the United States.

In applying its media ownership limits, the FCC treats persons or entities holding “attributable” interests as station “owners.” Subject to some exceptions, attributable media interests include the following:

●

the direct or indirect right to vote 5% or more of the stock of a corporation (or 20% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors);

●	a position as an officer or Director;

●	a general partnership interest;

●	a limited partnership interest that is not “insulated” in accordance with FCC rules;

●	a time brokerage agreement for more than 15% of the airtime of another television station in the market; and

●

any combination of debt and equity amounting to more than 33% of the total asset value (debt plus equity) of a media outlet if the holder either is a major program supplier (providing more than 15% of weekly programming) or holds another attributable media interest in the same market.

Under a joint sales agreement, which we refer to as a “JSA,” one TV station in a market agrees to sell the advertising inventory of another station in the same market. Currently, TV JSAs are not an attributable interest under the FCC’s policies, although JSAs among same-market radio broadcasters are treated as attributable interests. In 2006, Young entered into a JSA pursuant to which WLNS is permitted to sell the advertising inventory of WHTV, Jackson, Michigan. Young has also entered into JSAs to sell the advertising inventory of WXXA-TV, Albany, New York, and WLAJ-TV, Lansing, Michigan.

On December 22, 2011, the FCC released a Notice of Proposed Rulemaking in its Quadrennial Review of the Multiple Ownership Rules. The FCC is considering changes to the FCC’s rules regarding broadcast-newspaper cross ownership restrictions, the possible elimination of rules restricting the ownership of radio and TV stations in the same market, and the potential attribution of TV JSAs so that they would count as ownership interests in a multiple ownership analysis, as well as other changes.

In addition to the FCC, the DOJ and the Federal Trade Commission also may review matters related to the concentration of media ownership within markets.

Carriage of Television Broadcast Signals over Cable and Direct Broadcast Satellite Systems

Pursuant to FCC rules, local television stations may elect every three years to either (1) require cable and/or direct broadcast satellite operators to carry the stations’ signals or (2) enter into retransmission consent agreements for carriage. Young has elected to enter into retransmission agreements with the cable and direct satellite broadcast companies serving its markets. There is no assurance, however, that Young will be able to agree on acceptable terms for retransmission agreements when existing agreements expire. The loss of favorable retransmission consent arrangements could lead to a reduction in retransmission revenue. In addition, if Young should be unable to reach retransmission consent agreements with cable and direct broadcast satellite companies for the carriage of its stations’ primary signals, Young could lose revenues and audience share.

The FCC’s syndicated exclusivity rules allow local broadcast television stations to demand that cable operators black out syndicated non-network programming carried on “distant signals” (i.e. signals of broadcast stations, including so-called “superstations,” which serve areas substantially removed from the cable system’s local community). The FCC’s network non-duplication rules allow local network-affiliated broadcast stations to require that cable operators black out duplicate network programming carried on distant signals. In a number of markets in which Young owns stations affiliated with a network, however, a station that is affiliated with the same network in a nearby market is carried on cable systems in Young’s markets. This is not necessarily a violation of the FCC’s network non-duplication rules. Nevertheless, the carriage of two network stations on the same cable system could result in a decline of viewership, adversely affecting the revenues of Young’s stations.

Restrictions on Broadcast Programming

Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states also restrict the advertising of alcoholic beverages and, from time to time, certain members of Congress have contemplated legislation to place restrictions on the advertisement of such alcoholic beverages. FCC rules also restrict the amount and type of advertising which can appear in a program broadcast primarily for an audience of children 12 years of age and younger.

Under the Communications Act and FCC rules stations must provide “reasonable access” for the purchase of time by legally qualified candidates for federal office and “equal opportunities” for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office and must make favorable rates available to legally qualified candidates during the 45 days preceding a primary or primary run-off election and during the 60 days preceding a general or special election.

It is a violation of federal law and FCC regulations to broadcast indecent programming outside of “safe harbor” periods or to broadcast obscene programming at any time. FCC licensees are, in general, responsible for the content of their broadcast programming, including that supplied by television networks. Accordingly, there is a risk of being fined as a result of Young’s broadcast programming, including network programming. The maximum forfeiture amount for the broadcast of indecent material is $325,000 for each violation, with a cap of $3.0 million for any single act.

Programming and Operations

The Communications Act requires broadcasters to serve the “public interest.” The FCC has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. FCC licensees continue to be required, however, to present programming that is responsive to the needs and interests of their communities and to maintain certain records demonstrating such responsiveness. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identification, obscene and indecent broadcasts, technical operations, including limits on radio frequency radiation. In addition, television licensees have obligations to create and follow employment outreach programs, provide a minimum amount of programming for children, maintain an online public inspection file, and abide by regulations specifying requirements to provide closed captions for its programming.

Pending Matters

Congress and the FCC have under consideration and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of Young’s broadcast stations, result in the loss of audience share and advertising revenues for Young’s broadcast stations and affect Young’s ability to acquire additional broadcast stations or finance such acquisitions.

Congress has passed legislation providing the FCC with authority to conduct a so-called “incentive auction” to begin the process of auctioning and repurposing broadcast television spectrum for mobile broadband use. Incentive auction authority allows the FCC to share the proceeds of spectrum auctions with incumbent television station licensees who give up their licenses (or in some cases, move to a different channel) to facilitate a spectrum auction. The legislation contemplates that the FCC will encourage broadcasters to tender their licenses for auction. The FCC would then “repack” non-tendering broadcasters into the lower portions of the UHF band and auction new “flexible use” wireless licenses in the upper portion of the UHF band. The proposals for television stations to participate in the “incentive auctions” are voluntary. On September 28, 2012, the FCC voted in favor of a Notice of Proposed Rulemaking that launches the incentive auction process to clear a portion of the television band for mobile broadband use. Public comments on the FCC’s proposals were due on January 25, 2013, with reply comments due on March 12, 2013. At this time, Young cannot predict the final outcome or impact of this proceeding.

Environmental Regulation

Young’s operations are subject to laws and regulations governing the environment and the health and safety of its workers.  Under certain of these laws and regulations, an owner or operator of a facility can be liable for contamination even if the contamination is the result of activities of third parties.  As a result, it is possible that Young could have environmental liabilities with respect to the properties it owns or operates as a result of contamination caused by prior owners or operators or operations at neighboring properties.  Although Young believes that it is in substantial compliance with environmental requirements and has not in the past been required to incur significant costs or liabilities in connection therewith, there can be no assurance that its environmental compliance costs or liabilities will not increase in the future or that it will not become subject to new governmental regulations, including those pertaining to potential climate change legislation, that may impose additional restrictions or costs on Young.  Young presently believes that none of its properties has any condition that is likely to have a material adverse effect on its consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

Employees

As of June 30, 2013, Young employed in continuing operations 945 full-time employees and 93 part-time employees, of which approximately 84 employees were represented by collective localized bargaining agreements with two different unions: the International Brotherhood of Electrical Workers and the American Federation of Television and Radio Artists. Young considers its relations with its employees to be good.

Seasonality

Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause Young’s revenues or operating results to decline significantly in any given period.

The advertising revenue of Young’s stations are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even numbered election years due to spending by political candidates and supporters of ballot initiatives, with spending typically being heaviest during the fourth quarter.

Legal Proceedings

Young is involved in legal proceedings and litigation arising in the ordinary course of business. In Young’s opinion, the outcome of such other proceedings and litigation currently pending will not materially affect Young’s financial condition, cash flows or results of operations.

Young Broadcasting Inc., the predecessor to Young Broadcasting, LLC, and its subsidiaries emerged from bankruptcy protection in 2010. In March 2011, the Bankruptcy Court entered a final decree closing the bankruptcy cases of Young Broadcasting Inc. and its subsidiaries. See “Young Management’s Discussion & Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Young Broadcasting Inc.'s 2010 Emergence from Bankruptcy” for further discussion.